Exhibit 99.1

   Eagle Broadband Responds to American Stock Exchange Request for
              Additional Listing Agreement Documentation

    HOUSTON--(BUSINESS WIRE)--May 5, 2005--Eagle Broadband (AMEX:EAG), a leading provider of broadband, Internet protocol (IP) and communications technology and services, announced today that the company has received a letter from the American Stock Exchange advising of non-compliance with Section 301: Agreement to List Additional Securities, of the AMEX Company Guide and Section 132 (e):
Listing Agreements, Additional Information, requesting the Company furnish to AMEX, information in support of its three Listing of Additional Shares applications previously submitted to the AMEX as required by Section 306: Exhibits to Be Filed With Additional Listing Applications.
    The Company has been working closely with the AMEX to fully satisfy the request for additional documentation and believes it has provided all the requested information required to fully comply with the AMEX request. The Company will provide any additional information and take any action requested by the AMEX to ensure the Company is in full compliance with any and all AMEX requirements.

    About Eagle Broadband

    Eagle Broadband is a leading provider of broadband, Internet Protocol (IP) and communications technology and services that create new revenue opportunities for broadband providers and enhance communications for government, military and enterprise customers. Eagle leverages years of proven experience delivering advanced, IP-based broadband bundled services to provide service provider partners with a way to deliver next generation entertainment, communications and security services to their subscribers. The company's product offerings include IPTVComplete(TM), the fastest, lowest cost way for broadband providers to deliver the most competitive IP video services, the Media Pro line of HDTV-ready IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering state-of-the-art, interactive entertainment services and the SatMAX(TM) satellite communications system that provides government, military, homeland security and enterprise customers with reliable, non-line-of-sight, voice and data communications from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000.

    Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time-to-time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: Eagle Broadband
             Clareen O'Quinn, 800-628-3910 or 281-538-6000
             coquinn@eaglebroadband.com